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                                                                   Exhibit 10.16

                                    AGREEMENT


         THIS AGREEMENT is executed and entered into effective as of May 20, 1999 (the "EFFECTIVE DATE"), by and among the PENSION BENEFIT GUARANTY CORPORATION ("PBGC"), RJR NABISCO HOLDINGS CORP. ("Holdings") and R.J. REYNOLDS TOBACCO COMPANY ("RJR").

                                   WITNESSETH

         WHEREAS, RJR Nabisco, Inc. ("RJRN" ) is the contributing sponsor, as defined in 29 U.S.C. ss. 1301(a)(13), of the Retirement Plan for Employees of RJR Nabisco, Inc. (the "Plan"); and

         WHEREAS, Holdings, RJR and Nabisco Holdings Corp. ("Nabisco Holdings") are members of the contributing sponsor's controlled group, as defined in 29 U.S.C. ss. 1301(a)(14) (the "RJR Controlled Group"); and

         WHEREAS, the members of the RJR Controlled Group sponsor or the Plan and other pension plans (together with the Plan, the "Plans") covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and

         WHEREAS, each member of the RJR Controlled Group may be jointly and severally liable for any liabilities arising under 29 U.S.C. ss. 1362 in the event of the termination of any of the Plans; and

         WHEREAS, in a series of transactions, Holdings separated the domestic tobacco business of RJR from the food business of Nabisco, Inc. (the "Transactions"); and

         WHEREAS, the Transactions resulted in the separation of the RJR Controlled Group; and

         WHEREAS, in connection with the Transactions, Holdings caused the portion of the assets and liabilities of the Plan which were associated with the employees and former employees of Holdings and Nabisco, Inc. to be spun off into a new pension plan; and

         WHEREAS, the remaining assets and liabilities which were associated with the employees and former employees of RJR stayed with the Plan; and

         WHEREAS, PBGC informed Holdings and RJR that, as a result of the Transactions, PBGC may determine to initiate proceedings pursuant to section 4042(a)(4) of ERISA to terminate the Plan after the PBGC determined that the possible long-run loss to the PBGC may reasonably be expected to increase unreasonably; and


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         WHEREAS, in consideration of Holdings and RJR's willingness to undertake the obligations set forth below in this Agreement, PBGC will not institute proceedings under section 4042(a)(4) of ERISA to terminate the Plan.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.


I.       DEFINITIONS.

         When used herein:

         "AGREEMENT" means this agreement made by and among PBGC, Holdings and RJR.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "EFFECTIVE DATE" means May 20, 1999, the date of the Memorandum of Understanding.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FUNDING STANDARD ACCOUNT" means the funding standard account required by Section 412(b) of the Code.

         "INITIAL CREDIT BALANCE" means the Plan's credit balance in its Funding Standard Account as of the Plan Spin-off Date.

         "LETTER OF CREDIT" means Irrevocable Stand-By Letter of Credit No. 990610IS015 issued in PBGC's favor by Credit Lyonnais for RJR Nabisco, Inc. in the stated amount of $116,000,000 (One Hundred Sixteen Million United States Dollars) effective June 14, 1999, and any replacement letter of credit.

         "MEMORANDUM OF UNDERSTANDING" means the Memorandum of Understanding dated as of May 20, 1999, by and among PBGC, Holdings and RJR.

         "RJR CONTROLLED GROUP" means, as of the Effective Date, Holdings, Nabisco, Inc., Nabisco Holdings, and RJR.

         "PBGC" means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation..

         "PLAN" shall mean the Retirement Plan for Employees of RJR Nabisco,
         Inc.


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

         "PLANS" shall mean the Plan and all other pension plans covered by Title IV of ERISA for which the members of the RJR Controlled Group are plan sponsors.

         "PLAN YEAR" means the plan year (as defined in Section 3(39) of ERISA) for the Plan, which is the 12-month period starting January 1 and ending December 31.

         "REQUIRED CREDIT BALANCE" shall have the meaning set forth in Section V hereof. The Required Credit Balance shall be maintained until the Agreement terminates pursuant to Section IX hereof.

         "REQUIRED CONTRIBUTIONS" shall have the meaning set forth in Section III hereof.

         "R.J. REYNOLDS TOBACCO COMPANY" means R.J. Reynolds Tobacco Company, a New Jersey corporation.

         "RJR NABISCO HOLDINGS CORP." shall mean RJR Nabisco Holdings Corp., a Delaware corporation.

         "RJR NABISCO, INC." means RJR Nabisco, Inc., a Delaware corporation.

         "TRANSACTIONS" means the series of transactions whereby the domestic tobacco business of R.J. Reynolds Tobacco Company was legally separated from the food business of Nabisco, Inc., which resulted in the separation of the RJR Controlled Group.

         "UNFUNDED BENEFIT LIABILITIES" shall have the meaning set forth in
         Section 4001(a)(18) of ERISA.


II.      ALLOCATION OF ASSETS AND LIABILITIES.

         In connection with the Transactions , Holdings caused the portion of the assets and liabilities of the Plan which were associated with the employees and former employees of Holdings and Nabisco, Inc. to be spun off into a new pension plan. The remaining assets and liabilities, which were associated with the employees and former employees of RJR, stayed with the Plan. The assets and liabilities spun off were calculated in accordance with the methodology described in Attachment A to this Agreement. The Plan will continue to maintain a calendar year Plan Year after the date of the spin-off ("PLAN SPIN-OFF DATE").

III.     REQUIRED CONTRIBUTIONS TO THE PLAN.


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

         During the term of this Agreement, RJR shall make the following cash contributions to the Plan (the "REQUIRED Contributions"), subject to any limitations contained herein, including but not limited to Section IV:

         (a) For Plan Year ending December 31, 1998, $58 million on the Plan Spin-Off Date, which contribution shall not be included in the determination of assets attributable to the liabilities transferred as of the Plan Spin-Off Date;

         (b) For each Plan Year beginning with the 1999 Plan Year, the normal cost as used for Codess.412(b)(2)(A), by June 1 of the following Plan Year; and

         (c)      For the Plan Year ending

                  (1)      December 31, 1999, $58 million on or before June 1,
                           2000;

                  (2)      December 31, 2000, $58 million on or before June 1,
                           2001;

                  (3) December 31, 2001, $58 million on or before June 1, 2002; and

                  (4)      December 31, 2002, $58 million on or before June 1,
                           2003.

         (d) As further described in Section V of this Agreement, all Required Contributions that exceed the minimum funding contributions required under Code ss. 412 will be carried as credit balances for the duration of the Agreement.

         (e) For each Plan Year, RJR shall make the greater of the Required Contribution or the minimum funding contribution required under Code ss. 412.


IV.      DEDUCTIBILITY LIMITATION.

         If any contribution required by this Agreement exceeds the maximum deductible amount for the Plan under Code ss. 404 for the Plan Year, the portion of the contribution that exceeds the maximum deductible contribution limitation amount in that Plan Year will be carried forward and paid for the next Plan year in which it is deductible. The lowest interest rate in the permissible range prescribed by Code ss. 412(l)(7)(C) will be used for measuring deductibility, to the extent that the contribution is limited by the maximum deductible amount using another allowable interest rate..


V.       REQUIRED CREDIT BALANCE.


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

         RJR shall maintain the Required Credit Balance for the term of this Agreement. The Required Credit Balance shall be:

         (a)      for the Plan Year ending December 31, 1999:

                  (1)      The Initial Credit Balance; and

                  (2) The Required Contribution under Section III(a) of this Agreement to the extent that making this Required Contribution produces a credit balance; and

                  (3) The Required Contribution under Section III(b) of this Agreement to the extent that making this Required Contribution produces a credit balance; and

                  (4) The Required Contribution under Section III(c)(1) of this Agreement to the extent that making this Required Contribution produces a credit balance; and

                  (5) Interest at the Funding Standard Account Rate to the end of the Plan Year for all amounts under subsections (a)(1)-(4) above.

         (b) For each Plan Year after 1999, the Required Credit Balance shall be

                  (1) The Plan's credit balance in its Funding Standard Account as of the end of the prior Plan Year; and

                  (2) The Required Contribution under Section III(b) of this Agreement to the extent that making this Required Contribution produces a credit balance; and

                  (3)      The Required Contribution for each Plan Year under
                           Section III(c) above to the extent that making this Required Contribution produces a credit balance; and

                  (4) Interest at the Funding Standard Account Rate to the end of the Plan Year for all amounts under subsections (b)(1)-(3) above.


VI.      LETTER OF CREDIT.

         On or before the closing date of the Transactions, RJR will provide to PBGC an irrevocable Letter of Credit payable to the PBGC with the following terms:


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

         (a) AMOUNT AND DURATION: The Letter of Credit shall be a one year irrevocable Letter of Credit in the amount of $116 million, effective on the closing date of the Transactions, renewable annually in the amount of $116 million. The Letter of Credit shall permit partial draws. The amount of the Letter of Credit will be reduced from $116 million to $58 million on June 15, 2002 if all Required Contributions due to the Plan through June 1, 2002 have been made. Thereafter, the Letter of Credit in the amount of $58 million will remain in effect until all Required Contributions due to the Plan on June 1, 2003 have been made. If all Required Contributions due to the Plan on June 1, 2003 are made prior to the due date, the Letter of Credit will by returned to RJR.

         (b) ANNUAL NOTICE AND REPLACEMENT: The Letter of Credit shall provide that the issuing bank shall notify PBGC no less than sixty (60) days prior to the expiration of the Letter of Credit as to whether it intends to renew the Letter of Credit for another year. If the issuing bank does not intend to renew, RJR must provide a replacement Letter of Credit before the thirtieth (30) day prior to the expiration of the Letter of Credit then in place. PBGC may, in its discretion, make telephonic inquiry to the issuing bank to learn whether the issuing bank intends to renew the Letter of Credit.

         (c) DRAW EVENTS. PBGC may draw the full amount of the Letter of Credit under the Agreement, in the event of any of the following, except subsection (c)(4) below, :

                  (1) PBGC receives a Notice of Intent to Terminate the Plan pursuant to 29 U.S.C.ss.1341(c) ;

                  (2) PBGC issues a Notice of Determination with respect to the Plan pursuant to 29 U.S.C.ss.1342;

                  (3) RJR fails to provide a replacement Letter of Credit under Section VI(b) of this Agreement more than thirty (30) business days before the expiration of the Letter of Credit then in place.

                  (4) RJR fails to make a Required Contribution by the prescribed date. If this event occurs, PBGC may draw down on the Letter of Credit in an amount equal to the amount of the missed Required Contribution. In the event the Letter of Credit is drawn upon to cover a missed Required Contribution, RJR shall provide, within five (5) business days of the prescribed date of the Required Contribution, a replacement Letter of Credit in the amount of $116 million, subject to the limitations of Section VI(a) of this Agreement.

VII.     ESCROW ACCOUNT FOR LETTER OF CREDIT.

         (a) Amounts received by PBGC pursuant to a draw of the Letter of Credit or replacement Letter of Credit under Section VI(c)(1) and (c)(2) of this Agreement shall be held in escrow until the Plan has been terminated. If, however, PBGC subsequently withdraws the Notice of Determination, or fails or otherwise declines to terminate the Plan under 29 U.S.C. ss. 1341(c) or 1342, PBGC will return the amount in the escrow account to RJR. If the Plan is terminated and the Unfunded Benefit Liabilities of the Plan are less than the escrow amount, PBGC will first apply the amount drawn to satisfy the Plan's Unfunded Benefit Liabilities. Any amounts remaining in the escrow after the Plan's Unfunded Benefit Liabilities are satisfied will be returned to RJR.

         (b) Amounts received by PBGC pursuant to a draw of the Letter of Credit under Section VI(c)(3) of this Agreement shall be held in escrow until such time as an event described in Sections VI(c)(1), (2) or (4) occurs, at which time Section VII(a) or
                  (c) will govern the use of the amount in escrow account.

         (c) Amounts received by PBGC pursuant to a draw of the Letter of Credit under Section VI(c)(4) of this Agreement shall be held in escrow until such time as the missed Required Contribution(s) has been made and PBGC receives from RJR a replacement Letter of Credit in the amount required under
                  Section VI(a) of this Agreement. If the missed Required Contribution has been made to the Plan and PBGC receives a replacement Letter of Credit under Section VI(b) of this Agreement, PBGC will return the amount in the escrow account to RJR

         (d) In the event the Pension Plan is terminated in a standard termination under 29 U.S.C. ss. 1341(b) of ERISA without the issuance of a notice of noncompliance, amounts received by PBGC pursuant to a draw of the Letter of Credit will be returned to RJR. In addition, if the Agreement terminates in accordance with Section VIII, any balance in the escrow account will be returned to RJR.


VIII.    EXPIRATION OF THE AGREEMENT

         This Agreement will terminate upon the earliest to occur of (a), (b),
(c), or (d) below, but in the case of (a), (b) or (c), no earlier than five years from the date of the Agreement. In addition, the Agreement will only terminate if all payments to the Plan under the Agreement have been made. RJR shall provide PBGC with written notice of any determination by RJR that it has achieved one of the tests for termination of this Agreement. Within thirty days of receipt of such notice, PBGC will respond in writing to RJR as to whether it concurs with the determination, such concurrence not to be unreasonably withheld.

         (a) The date on which RJR demonstrates to PBGC that the Plan has no Unfunded Benefit Liabilities as of the last day of the Plan year for any two consecutive Plan years (the last day of the Plan year in the second consecutive Plan Year being the measurement date).

         (b) The date on which RJR obtains ratings on its unsecured debt from Standard & Poor's and Moody's of at least BBB- and Baa3, respectively.

         (c) In the event there is no rating as provided in section (b) above, the date on which RJR obtains a private rating on a hypothetical issue of unsecured debt at the rating level from Standard & Poor's and Moody=s of at least BBB- and Baa3, respectively. For purposes of obtaining such private ratings, the amount of the hypothetical debt issue will equal at least $500 million.

         (d) The date on which the Plan is terminated in a standard termination under 29 U.S.C.ss.1341(b) without the issuance of a notice of noncompliance.


IX.      NOTICE REQUIREMENTS

         During the term of the Agreement, RJR shall provide notices and information to PBGC's Corporate Finance & Negotiations Department, as follows:

         (a) Within 15 days of the transfer of assets from the Retirement Plan for Employees of RJR Nabisco, Inc. to the new Plan, a certification from the Plan's enrolled actuary of the amount of assets transferred, and of the Plan's initial funding standard account entries, including the Initial Credit Balance.

         (b) Copies of Form 5500 (with attachments) when filed with the IRS, and Actuarial Valuation Report by March 1st of the following Plan year.

         (c) Written notice of the date and amount of all Required Contributions made to the Plan within ten (10) business days after any contribution is made, or written notice of failure to make any contribution within five (5) business days after the due date.

         (d) Written notice thirty (30) days prior to any change in any of the Plan's actuarial assumptions or methods for the purpose of the minimum funding standard of section 412 of the Internal Revenue Code, which change shall be subject to PBGC's prior consent, such consent not to be unreasonably withheld.

         (e) Written notice no later than thirty (30) days prior to any Plan merger or spin-off that is not de minimis (as determined in IRC Reg. ss. 1.414(l)-1(h) and 1.414(l)-1(n)(2), except that notice is not required if spin-off assets meet the safe harbor requirements of IRC Reg. ss. 1.414(l)-1(b)(9).

         (f) Written notice thirty (30) days prior to any material refinancing of debt or material change in debt amortization schedule.

         (g) Written notice no later than five (5) business days after RJR becomes aware of any violation of financial covenants, or receipt of a waiver of financial covenants.

         (h) Written notice thirty (30) days prior to any transaction that would have the effect of transferring assets and liabilities of the Plan or transferring sponsorship of the Plan.

         (i) Written notice thirty (30) days prior to any sale, transfer or other disposition of assets of any member of the controlled group, where such assets represent (I) 10% or more of the book value of the assets of the controlled group on a consolidated basis, or (ii) generated 10% or more of the consolidated revenues or operating income.

         (j) Copies of any notices of reportable events at the time they are filed.


X.       GENERAL PROVISIONS.

         (a) COMPLIANCE WITH ERISA. Nothing in this Agreement shall affect or in any way diminish RJR's and Holdings' obligations, if any, to comply with ERISA.

         (b) LIMITATION OF RIGHTS. This Agreement is intended to be and is for the sole and exclusive benefit of PBGC, Holdings and RJR. Nothing expressed or mentioned in or to be implied from the Agreement gives any person other than PBGC, Holdings and RJR any legal or equitable right, remedy or claim against PBGC, Holdings or RJR under or in respect of this Agreement.

         (c) NOTICES. All notices, demands, instructions and other communications required or permitted under the Agreement to any party to the Agreement shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested; telefacsimile (which shall be immediately followed by the original of such communication); or pre-paid overnight delivery service with confirmed receipt and shall be deemed to be given for purposes of this Agreement on the date the writing is sent by the intended recipient, or in the case of telefacsimile, on the date transmitted to the intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this section, notices, demands, instructions and other communications in writing shall be sent to the parties as indicated below:

                       To RJR:      Secretary
                                    R.J. Reynolds Tobacco Company
                                    401 North Main Street
                                    Winston-Salem, NC 27101
                                    Telephone (336) 741-5162
                                    Facsimile (336) 741-2998

                       To Holdings: Associate General Counsel

                                    RJR Nabisco Holdings Corp.
                                    1301 6th Avenue
                                    New York, New York 10019
                                    Telephone (212) 258-5789
                                    Facsimile (212) 969-9214

                       To PBGC:     Director, Corporate Finance
                                      and Negotiations Department
                                    Pension Benefit Guaranty Corporation
                                    1200 K Street, N.W.
                                    Washington, D.C. 20005-4026
                                    Telephone:  (202) 326-4070
                                    Facsimile: (202) 842-2643; and

                                    General Counsel
                                    Pension Benefit Guaranty Corporation
                                    1200 K Street, N.W.
                                    Washington, D.C. 20005-4026
                                    Telephone:  (202) 326-4020
                                    Facsimile: (202) 326-4112

         (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (e) ENTIRE AGREEMENT. This Agreement contains the complete and exclusive statement of the agreement and understanding by and among the parties hereto and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the parties relating to the subject matter of this Agreement. This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by the parties to this Agreement.

         (f) REPRESENTATIONS AND WARRANTIES. PBGC, Holdings and RJR each represents and warrants to the other that it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with the Agreement's terms.

         (g) NO WAIVERS. The failure of any party to the Agreement to enforce a provision of the Agreement shall not constitute a waiver of the party's right to enforce that provision of the Agreement.

         (h) HEADINGS. The section and paragraph headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of North Carolina and by ERISA, the Code and other laws of the United States to the extent they preempt North Carolina law.

         (j) BINDING EFFECT. This Agreement shall be binding upon RJR, Holdings and PBGC and their respective successors, if any.

         (k) CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Nor shall any rule of construction that favors a non-draftsman be applied. A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

         (l) ASSIGNMENT. This Agreement may not be assigned in whole or in part by either party without the express written consent of the other party.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first stated above.


                                 PENSION BENEFIT GUARANTY CORPORATION



Date:
      ---------------            --------------------------------------------
                                 By: Andrea E.  Schneider
                                 Title: Chief Negotiator and Director, Corporate
                                          Finance and Negotiations Department


                                 RJR NABISCO HOLDINGS CORP.



Date:
      ---------------            --------------------------------------------
                                 By: H. Colin McBride
                                 Title:  Senior Vice President


                                 R.J. REYNOLDS TOBACCO COMPANY



Date:
      ---------------            --------------------------------------------
                                 By: Kenneth J. Lapiejko
                                 Title: Executive Vice President, Chief
                                          Financial Officer